                                                             EXHIBIT (h)(54)(a)

                RULE 22C-2 AMENDMENT TO PARTICIPATION AGREEMENT

   AMENDMENT entered into as of April 16, 2007, by and between Allianz Global Investors Distributors LLC ("AGID"), the principal underwriter for Premier VIT and PIMCO Variable Insurance Trust (each a "Trust" and, collectively, the "Trusts") and AIG Life Insurance Company, American International Life Assurance Company of New York, American General Life Insurance Company and The United States Life Insurance Company in the City of New York (each an "Intermediary").

   WHEREAS, Intermediary, pursuant to a Participation Agreement (as defined below), purchases Shares of the Trusts to fund certain variable life insurance or variable annuity contracts issued by Intermediary ("Contracts"); and

   WHEREAS, AGID and Intermediary (each a "Party" and, together, the "Parties") seek to enter into this Amendment in order for the Trusts, AGID and Intermediary to comply with the requirements of Rule 22c-2 ("Rule 22c-2") under the Investment Company Act of 1940, as amended (the "1940 Act"), and to make other changes to the Participation Agreement.

   NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, AGID and Intermediary hereby agree as follows:

A. Contractholder Information

A.1. Agreement to Provide Information. Intermediary agrees to provide Fund Agent, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII") and the Contract owner number or participant account number, if known, of any or all Contractholder(s) of the account, the name or other identifier of any investment professional(s) associated with the Contractholder(s) or account (if known), and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund Agent, the Intermediary shall only be required to provide information relating to Contractholder-Initiated Transfer Purchases or Contractholder-Initiated Transfer Redemptions.

     A.1.1. Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. Fund Agent may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established or utilized by a Trust or

            Fund Agent for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

     A.1.2. Form and Timing of Response. Intermediary agrees to provide, promptly upon request of Fund Agent, the requested information specified in Section A.1. Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section A.1 is itself a "financial intermediary," as that term is defined in Rule 22c-2 (an "Indirect Intermediary") and, upon request of Fund Agent, promptly either (i) provide (or arrange to have provided) the information set forth in Section A.1 for those Contractholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares in nominee name on behalf of other persons. Intermediary additionally agrees to inform Fund Agent whether it plans to perform (i) or (ii) above. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Parties. To the extent practicable, the format for any Contractholder and transaction information provided to Fund Agent should be consistent with the NSCC Standardized Data Reporting Format.

     A.1.3. Limitations on Use of Information. Fund Agent agrees not to use the information received hereunder for marketing or any other similar purpose without the prior written consent of Intermediary; provided, however, that this provision shall not limit the use of publicly available information, information already in the possession of Fund Agent, a Trust or their affiliates at the time the information is received pursuant to this Amendment or information which comes into the possession of Fund Agent, a Trust or their affiliates from a third party.

B. Execution of Trading Restriction Instructions

B.1. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Contractholder that has been identified by Fund Agent as having engaged in transactions in Shares (directly or indirectly through Intermediary's account) that violate policies established or utilized by a Trust or Fund Agent for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund. Unless otherwise directed by Fund Agent, any such restrictions or prohibitions shall only apply to Contractholder-Initiated Transfer Purchases or Contractholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary.

     B.1.1. Form of Instructions. Instructions must include the TIN, ITIN or GII and the specific individual Contract owner number or participant account number associated with the Contractholder, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Contractholder is not known, the instructions must include an equivalent identifying number of the Contractholder(s) or account(s) or other agreed upon information to which the instruction relates.

     B.1.2. Timing of Response. Intermediary agrees to execute instructions from Fund Agent as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by Intermediary.

     B.1.3. Confirmation by Intermediary. Intermediary must provide written confirmation to Fund Agent that Fund Agent's instructions to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

C. Definitions

   For purposes of this Amendment, certain terms are used as defined in the preamble or body of this Amendment. The following terms shall have the following meanings, unless a different meaning is clearly required by the context:

C.1. The term "Contractholder" means the holder of interests in a Contract or a participant in an employee benefit plan with a beneficial interest in a Contract.

C.2. The term "Contractholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Contractholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as a transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit;
     (iii) as a result of a one-time step-up in Contract value pursuant to a Contract death benefit; (iv) as a result of an allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required "free look" period.

     The term "Contractholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Contractholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

C.3. The term "Funds" shall mean the constituent series of the Trusts, but for purposes of Section A of this Amendment shall not include Funds excepted from the requirements of paragraph (a) of Rule 22c-2 by paragraph (b) of Rule 22c-2.

C.4. The term "Fund Agent" shall mean AGID or such other persons or entities as may be designated as such by the Trusts for purposes of this Amendment from time to time.

C.5. The term "Participation Agreement" shall mean the Participation Agreement and/or other similar agreement(s) relating to transactions in Shares to which Intermediary or any of Intermediary's predecessors, successors or affiliates is a party.

C.6. The term "promptly" shall mean as soon as practicable but in no event later than ten (10) business days from Intermediary's receipt of the request for information from Fund Agent

C.7. The term "Shares" means the interests of Contractholders corresponding to the redeemable securities of record issued by a Fund.

C.8. The term "written" includes electronic writings and facsimile transmissions.

In addition, for purposes of this Amendment, the term "purchase" does not include the automatic reinvestment of dividends or distributions.

D. Additional Amendments to Participation Agreement

   The Participation Agreement is hereby further amended to incorporate the provisions set forth in Exhibit A hereto.

E. Scope of Amendment

   Intermediary acknowledges and agrees that this Amendment shall apply to the handling of all transactions in Shares, whether authorized under the Participation Agreement or any other agreement between or among Intermediary and a Trust, any transfer agent of a Trust, AGID, any other Fund Agent or any of their affiliates, and further acknowledges and agrees that the Participation Agreement and any other such agreement is hereby modified to the extent necessary to reflect the agreements herein.

F. Effective Date

   This Amendment shall be effective upon its execution hereof or, if later, upon the effectiveness of the provisions of Rule 22c-2 relating to agreements with "financial intermediaries" (as such term is defined in Rule 22c-2). Prior to the effective date of this Amendment, AGID and Intermediary agree that any request made to Intermediary by

AGID for Contractholder transaction information, and Intermediary's response to such request, shall be governed by whatever practices AGID and Intermediary had utilized in the absence of a formal agreement, if any, to govern such requests.

G. Additional Obligations

   It shall be Intermediary's obligation to make any required notification(s) to its Contractholders of the provisions of this Amendment and Intermediary agrees to do so. Intermediary also agrees to provide point of sale disclosure documents to its Contractholders consistent with applicable legal requirements as in effect from time to time.

H. Amendments to Comply with Rule 22c-2

   Without limiting any other provisions of this Amendment, including those provisions set forth in Exhibit A hereto, the Parties agree that AGID may, upon 30 days' written notice to Intermediary, further amend or modify the Participation Agreement without the affirmative consent of Intermediary in order to comply with Rule 22c-2, as such rule may be revised or interpreted by the Securities and Exchange Commission or its staff. Notice for these purposes shall be deemed to be given when mailed or electronically transmitted to Intermediary. Intermediary's submission and a Trust's or its designee's acceptance of an order to purchase, redeem or exchange Shares after the transmission of such notice shall represent Intermediary's acknowledgement and acceptance of the terms and conditions of any such amendment.

               [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

   IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date first above written.

                                                        ALLIANZ GLOBAL INVESTORS
                                                        DISTRIBUTORS LLC


                                                        ------------------------
                                                        By:
                                                        Title:
AIG LIFE INSURANCE COMPANY


--------------------------
By:
Title:

AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK


--------------------------
By:
Title:

AMERICAN GENERAL LIFE INSURANCE COMPANY


--------------------------
By:
Title:

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK


--------------------------
By:
Title:

                                   EXHIBIT A

               Additional Amendments to Participation Agreement

   Capitalized terms used in the provisions set forth below are used as defined in the Participation Agreement.

   Compliance Matters. As required by the Participation Agreement, Intermediary shall comply with provisions of the Prospectuses and Statement of Additional Information of each Trust, and with applicable federal and state securities laws. Among other things, Intermediary shall be responsible for reasonably assuring that: (a) only orders to purchase, redeem or exchange Shares received by Intermediary or any Indirect Intermediary prior to the Valuation Time shall be submitted directly or indirectly by Intermediary to the Fund or its transfer agent or other applicable agent for receipt of a price based on the net asset value per Share calculated for that day in accordance with Rule 22c-1 under the 1940 Act/1/; and (b) Intermediary shall cause to be imposed and/or waived applicable redemption fees, if any, only in accordance with the relevant Fund's then current Prospectuses or Statement of Additional Information and/or as instructed by Fund Agent. Intermediary further agrees to make reasonable efforts to assist the Funds and their service providers (including but not limited to Fund Agent) to detect, prevent and report market timing or excessive short-term trading of Shares. To the extent Intermediary has actual knowledge of violations of Fund policies (as set forth in the applicable Fund's then current Prospectuses or Statement of Additional Information) regarding (i) the timing of purchase, redemption or exchange orders and pricing of Shares, (ii) market timing or excessive short-term trading, or (iii) the imposition of redemption fees, if any, Intermediary agrees to report such known violations to Fund Agent. For purposes of this provision, the term "Valuation Time" refers to the time as of which the Shares are valued on each business day, currently the close of regular trading on the New York Stock Exchange (normally, 4:00 p.m., Eastern
   Time) on each day that the New York Stock Exchange is open for business.

--------
/1/ Orders to purchase, redeem or exchange Fund shares received by Intermediary subsequent to the Valuation Time on any given day shall receive a price based on the next determined net asset value per Share in accordance with Rule 22c-1 under the 1940 Act.